Chuy’s Holdings, Inc. Announces Third Quarter 2016 Financial Results

AUSTIN, Texas, November 1, 2016 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 25, 2016.
Highlights for the third quarter ended September 25, 2016 were as follows:

•	Revenue increased 15.8% to $85.6 million from $73.9 million in the third quarter of 2015.

•	Comparable restaurant sales increased 0.3% as compared to the same period in 2015.

•
GAAP net income increased to $4.6 million, or $0.27 per diluted share, from $4.1 million or $0.24 per diluted share in the third quarter of 2015. Third quarter 2016 results included $0.4 million of closure costs related to one restaurant.

•
Adjusted net income(1), which excludes closure costs (net of tax), increased 19.7% to $4.9 million, or $0.29 per diluted share compared to GAAP net income of $4.1 million, or $0.24 per diluted share in the same period in 2015.

•	Restaurant-level EBITDA(1) increased 8.5% to $16.3 million from $15.0 million in the third quarter of 2015.

•	Three new restaurants opened during the third quarter of 2016.

(1)
Adjusted net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level EBITDA to GAAP net income see the accompanying financial tables. For a discussion of why we consider them useful, see "Non-GAAP Measures" below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Despite a challenging external environment, our third quarter results included double-digit increases in revenue and diluted net income per share. We were also pleased to continue our consecutive streak of comparable sales growth to 25 quarters despite lapping a strong increase of 4.2% in the prior year. We opened three new Chuy’s restaurants during the third quarter and opened one additional restaurant early in the fourth quarter. With 10 restaurants open year-to-date, we are on pace to reach our goal of opening 12 new restaurants for 2016.”

Third Quarter 2016 Financial Results
Revenue increased $11.7 million, or 15.8%, to $85.6 million in the third quarter of 2016 compared to the third quarter of 2015. The increase was driven by $13.0 million in incremental revenue from an additional 166 operating weeks provided by 15 new restaurants opened during and subsequent to the third quarter of 2015. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above and the loss of seven operating weeks due to the closing of the Charlotte, NC location during the third quarter of 2016. Revenue for the non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 0.3% in the third quarter of 2016 as compared to the same period in 2015. The increase in comparable sales was driven by a 1.1% increase in average check and a 0.8% decrease in average weekly customers. The comparable restaurant base consisted of 58 restaurants at the end of the third quarter of 2016.
Total restaurant operating costs as a percentage of revenue increased to 81.0% in the third quarter of 2016 from 79.7% in the third quarter of 2015. This increase was primarily driven by higher labor costs as a percentage of revenue due to new store labor inefficiencies and hourly labor rate inflation. The increase was partially offset by a decrease in food costs.
During the third quarter of 2016, the Company incurred $0.4 million of closure costs related to the closing of one restaurant in Charlotte, North Carolina, which is expected to be relocated by the end of the year.
GAAP net income for the third quarter of 2016 increased to $4.6 million, or $0.27 per diluted share, compared to GAAP net income of $4.1 million, or $0.24 per diluted share in the third quarter of 2015.
Adjusted net income increased 19.7% to $4.9 million, or $0.29 per diluted share in the third quarter of 2016 compared to GAAP net income of $4.1 million, or $0.24 per diluted share in the third quarter of 2015. Please see the reconciliation from GAAP net income to adjusted net income in the accompanying financial tables.
Development Update
During the third quarter, three new Chuy’s restaurants were opened in Chattanooga, TN, Winter Park, FL and San Marcos, TX. Subsequent to the end of the third quarter, one additional Chuy’s restaurant was opened in Rockville, MD.

2016 Outlook
The Company has reiterated its fiscal year 2016 guidance and expects its adjusted diluted net income per share to range from $1.05 to $1.08. The adjusted diluted net income per share guidance for fiscal year 2016 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 1.0% to 1.4% which implies growth of approximately flat to 1.0% for the fourth quarter;

•	Restaurant pre-opening expenses of approximately $5.0 million to $5.9 million;

•	General and administrative expenses of approximately $17.6 million to $18.1 million versus a previous range of $17.8 million to $18.4 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 12 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $33.0 million to $35.0 million versus a previous range of $33.0 million to $38.0 million; and

•	Annual weighted average diluted shares outstanding of approximately 16.9 million shares.
We are unable to present a quantitative reconciliation of adjusted diluted net income per share guidance to GAAP diluted net income per share guidance because information regarding total closure costs is not available and is dependent on future events that are uncertain. The unavailable information could have a significant impact on the Company's full-year 2016 GAAP financial results. As a result, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2016 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-224-1078 or for international callers by dialing 913-312-0690. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7011787. The replay will be available until Tuesday, November 8, 2016. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 78 full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA, restaurant-level EBITDA margin, and adjusted net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, closure costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs and closure costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and closure costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company's competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.
Adjusted net income represents our net income plus the closure costs and its related tax impact in the third quarter of 2016. The Company believes the use of adjusted net income provides additional information to enable the Company and its investors to facilitate year-over-year performance comparison and a comparison to the performance of the Company's peers.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Revenue	$85,597	$73,910	$251,560	$216,101

Costs and expenses:
Cost of sales	22,528	19,674	64,923	57,020
Labor	28,469	23,641	82,857	69,914
Operating	12,003	10,235	34,593	29,734
Occupancy	5,695	4,802	16,637	14,149
General and administrative	4,132	4,073	13,535	12,456
Marketing	641	576	1,916	1,720
Restaurant pre-opening	1,178	1,067	4,145	2,874
Closure costs	390	—	390	—
Depreciation and amortization	3,821	3,230	11,005	9,422
Total costs and expenses	78,857	67,298	230,001	197,289
Income from operations	6,740	6,612	21,559	18,812
Interest expense, net	16	16	47	93
Income before income taxes	6,724	6,596	21,512	18,719
Income tax expense	2,125	2,527	6,601	6,042
Net income	$4,599	$4,069	$14,911	$12,677

Net income per common share: Basic	$0.27	$0.25	$0.90	$0.77
Net income per common share: Diluted	$0.27	$0.24	$0.88	$0.76

Weighted-average shares outstanding: Basic	16,803,188	16,476,472	16,625,008	16,465,499
Weighted-average shares outstanding: Diluted	16,953,093	16,760,695	16,861,667	16,726,925

Reconciliation of GAAP net income and net income per share to adjusted results:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income as reported	$4,599	$4,069	$14,911	$12,677
Closure costs	390	—	390	—
Income tax effect on adjustment(1)	(117)	—	(117)	—
Adjusted net income	$4,872	$4,069	$15,184	$12,677

Adjusted net income per common share: Basic	$0.29	$0.25	$0.91	$0.77
Adjusted net income per common share: Diluted	$0.29	$0.24	$0.90	$0.76

Weighted-average shares outstanding: Basic	16,803,188	16,476,472	16,625,008	16,465,499
Weighted-average shares outstanding: Diluted	16,953,093	16,760,695	16,861,667	16,726,925

(1)	Reflects the income tax effect associated with the adjustment based on the Company’s estimated effective tax rate.

Reconciliation of GAAP net income to restaurant-level EBITDA:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015

Net income	$4,599	$4,069	$14,911	$12,677
Income tax expense	2,125	2,527	6,601	6,042
Interest expense, net	16	16	47	93
General and administrative	4,132	4,073	13,535	12,456
Restaurant pre-opening expenses	1,178	1,067	4,145	2,874
Closure costs	390	—	390	—
Depreciation and amortization	3,821	3,230	11,005	9,422
Restaurant-level EBITDA	$16,261	$14,982	$50,634	$43,564

Restaurant-level EBITDA margin (1)	19.0%	20.3%	20.1%	20.2%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 25, 2016	December 27, 2015
Cash and cash equivalents	$13,944	$8,529
Total assets	234,756	201,448
Long-term debt	—	—
Total stockholders’ equity	153,870	133,057

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com